Exhibit 10.6

Form of Spousal Consent Letter

I, the undersigned,                                  (ID Card No.:                                        ), am the legal spouse of                                 (ID Card No.:                                        ), hereinafter referred to as “my spouse”). I hereby unconditionally and irrevocably agree that my spouse signs the following documents (hereinafter referred to as the “transaction documents”) on November 8, 2019, and agree to dispose of the equity in Jiangsu Baozhe Electric Technologies Co., Ltd. held by my spouse and registered in his/her name in accordance with the provisions in the following documents:

(1)	The Equity Pledge Agreement;

(2)	The Exclusive Call Option Agreement;

(3)	The Proxy Agreement

I promise not to make any claim on the equity in Jiangsu Baozhe Electric Technologies Co., Ltd. held by my spouse. I further confirm that my spouse’s performance of the transaction documents and the further modification or termination of the transaction documents do not require my further authorization or consent.

I promise to sign all necessary documents and take all necessary actions to ensure the proper performance of the transaction documents (as amended from time to time).

I agree and promise that if, for any reason, I acquire any equity in Jiangsu Baozhe Electric Technologies Co., Ltd. held by my spouse, I shall be bound by the transaction documents (as amended from time to time) and comply with my obligations as a shareholder of Jiangsu Baozhe Electric Technologies Co., Ltd. under the transaction documents (as amended from time to time), and for this purpose, once requested by Jiangsu Baozhe Electric Technologies Co., Ltd., I shall sign a series of written documents in any form and content substantially the same as those of the transaction documents (as amended from time to time).

Date: , 2019